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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


            Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13(d)
                and 15(d) of the Securities Exchange Act of 1934


                     Commission File No.   01-9723
                                        -------------

                     Pharmaceutical Marketing Services Inc.
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            (Exact name of registrant as specified in its charter)

                     Pharmaceutical Marketing Services Inc.
                              45 Rockefeller Plaza
                                   Suite 912
                           New York, New York  10111
                                 (212) 841-0610
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         (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                     Common Stock, par value $.01 per share
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           (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or notice date: One
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Quintiles-Scott Levin, Inc., successor to Pharmaceutical Marketing Services Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:   March 30, 1999               By:  /s/ James L. Bierman
        -----------------                 -------------------------------
                                              James L. Bierman
                                              Vice President